EXHIBIT 10(gg)

-------------------------------------------------------------------------------





                                 SHAREHOLDERS'

                                   AGREEMENT

                                 BY AND BETWEEN

                                   PANTEL RT.

                                      AND

                          EUROWEB INTERNATIONAL CORP.

                               NOVEMBER 20, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I.....................................................................1

ARTICLE II....................................................................2

     2.1 GOVERNANCE ISSUES RELATING TO THE COMPANY............................2
       2.1.1 General Meetings.................................................2
       2.1.2 Board of Directors...............................................2
       2.1.3 Supervisory Board................................................3
       2.1.4 Chief Executive Officer..........................................3

ARTICLE III...................................................................4

       3.1 TRANSFER OF SHARES.................................................4
       3.2 RIGHT OF FIRST REFUSAL.............................................4
       3.3 LEGEND.............................................................5
       3.4 ANY TRANSFER OF SHARES IS SUBJECT TO THE APPROVAL OF THE COMPANY...5
       3.5 INCORPORATION INTO THE ARTICLES OF ASSOCIATION OF THE COMPANY......6

ARTICLE IV....................................................................7

      4.1 CAPITAL INCREASE BY THE GENERAL MEETING.............................7
      4.2 CAPITAL INCREASE BY THE BOARD OF DIRECTORS..........................7

ARTICLE V.....................................................................8

      5.1 NON-COMPETE OBLIGATIONS.............................................8

ARTICLE VI....................................................................8

       6.1 GOVERNING LAW......................................................8
       6.2 DISPUTE RESOLUTION.................................................8

ARTICLE VII MISCELLANEOUS PROVISIONS..........................................8

       7.1  MENDMENT AND MODIFICATION.........................................8
       7.2 WAIVER OF COMPLIANCE...............................................9
       7.3 NOTICES............................................................9
       7.4 ASSIGNMENT.........................................................9
       7.5 COUNTERPARTS.......................................................9
       7.6 ENTIRE AGREEMENT...................................................9
       7.7 THIRD PARTIES.....................................................10
       7.8 FURTHER ASSURANCE.................................................10
       7.9 INVALIDITY........................................................10
       7.10LANGUAGE..........................................................10

                             SHAREHOLDERS AGREEMENT

     SHAREHOLDERS AGREEMENT, dated November 20, 1998, by and among PanTel Rt., a company organized under the laws of the Republic of Hungary, having its registered seat at Terez krt. 62, 1062 Budapest, Hungary ("PanTel") and EuroWeb International Corp., a corporation organized under the laws of the State of Delaware, U.S.A., having its registered seat at 445 Park Avenue, New York, NY 10022, U.S.A.("EuroWeb").

                                    RECITALS

     WHEREAS, PanTel and EuroWeb are the owners of all of the shares of the registered capital of the Company (as defined below); and

     WHEREAS, this Agreement sets forth the terms and conditions governing the relationship of the Shareholders of the Company.

     NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the Parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINITIONS OF SPECIFIC TERMS. The following definitions shall apply to the to the following terms, respectively, when said terms are used in this Agreement with an upper-case first letter:

     (a) "AGREEMENT" shall mean this Shareholders Agreement, as amended or supplemented from time to time in accordance with its terms.

     (b) "AFFILIATE" of an entity shall mean any other entity Controlled by, Controlling or under common Control with such entity.

     (c) "BUSINESS DAY" shall mean a day which is neither a Saturday, Sunday or legal holiday in Budapest, Hungary.

     (d) "COMPANY" shall mean EuroWeb Internet Service Provider Rt. (Cg. 01-10-043569), a company limited by shares, organized under the laws of the Republic of Hungary.

     (e) "CONTROL", "CONTROLLING" or "CONTROLLED" as to any entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or partnership interests, by contract or otherwise. "Controlling" means any entity exercising such right, and "Controlled" means any entity in respect of which such right is being exercised.

     (f) "PARTY" or "PARTIES" shall mean, collectively, PanTel and EuroWeb, and individually any one of them, including any Shareholder who becomes a Party to this Agreement pursuant hereto.

     (g) "SHARE" shall mean a common share of the Company.

     (h) "SHAREHOLDER" shall mean a holder of one or more Shares of the Company.

     (i) "TRANSFER" shall mean any event constituting a sale, bequest, exchange, distribution, assignment, gift, pledge, foreclosure, or other disposition or transfer of any kind, or action resulting in the creation of any security interest in, lien upon or other charge or encumbrance, whether voluntary or involuntary or by operation of law, that may affect record or beneficial ownership in or possession of the thing at issue.

                                   ARTICLE II

                   GOVERNANCE ISSUES RELATING TO THE COMPANY

     2.1      GOVERNANCE ISSUES RELATING TO THE COMPANY.

     2.1.1 GENERAL MEETINGS. Quorum at the General Meetings of the Company shall consist of Shareholders representing more than fifty percent (50%)of the Shares with a voting right.

     2.1.2  BOARD OF DIRECTORS.

                      (a) The Board of Directors of the Company shall consist of five (5) members. At the General Meetings of the Company, the Shareholders shall take such action as is necessary to cause the election as members of the Board of Directors of (i) three (3) persons designated by PanTel and (ii) two
(2) persons designated by EuroWeb. The Shareholders shall (and each Shareholder shall cause the Company to) take all necessary action to ensure that the total number of the directors on the Board of Directors at any one time does not exceed five (5).

                      (b) If at any time between General Meetings of the Company, PanTel or EuroWeb shall request (i) the removal of a director designated for nomination by such Shareholder in accordance with this SECTION and the election of a new nominee or (ii) the election of a nominee to fill a vacancy created by the departure from the Board of Directors of a director designated for nomination by it, each other Shareholder shall (and shall cause the Company to) take all necessary action, including, to the extent required by law and the Articles of Association of the Company, the calling of a General Meeting, to bring about the election of such nominee to, or removal of such nominee from, the Board of Directors as promptly as possible.

                      (c) No director may be removed without the affirmative vote of the Shareholder that designated such director for nomination.

                      (d) The Chairman of the Board of Directors of the Company shall be selected by PanTel. If the Chairman of the Board of Directors ceases to act as Chairman for any reason whatever, PanTel shall be entitled to select a replacement Chairman. EuroWeb shall cause the members of the Board of Directors nominated by it to vote in favor of the person selected by PanTel to serve as Chairman of the Board of Directors. The Parties agree that the Chairman of the Board of Directors shall have no additional and/or decisive vote.

                      (e) Quorum at the meetings of the Board of Directors shall consist of a majority of all members of the Board of Directors. The Board of Directors shall adopt its resolutions with a majority vote.

     2.1.3  SUPERVISORY BOARD.

                      (a) The Supervisory Board of the Company shall consist of three (3) members. At the General Meetings of the Company, the Shareholders shall take also such action as is necessary to cause the election as members of the Supervisory Board of (i) two (2) persons as may be designated by PanTel and
(ii) one (1) person as may be designated by EuroWeb. The Shareholders shall (and each Shareholder shall cause the Company to) take all necessary action to ensure that the total number of members of the Supervisory Board at any one time does not exceed three (3).

                      (b) If at any time between General Meetings of the Company, PanTel or EuroWeb shall request (i) the removal of a member of the Supervisory Board designated for nomination by such Shareholder(s) in accordance with this Section and the election of a new nominee or (ii) the election of a nominee to fill a vacancy created by the departure from the Supervisory Board of a member designated for nomination by such Shareholder(s), each Shareholder shall (and each Shareholder shall cause the Company to) take all necessary action, including, to the extent required by law and the Articles of Association of the Company, the calling of a General Meeting, to bring about the election of such nominee to, or removal of such nominee from, the Supervisory Board as promptly as possible.

                      (c) Each Shareholder undertakes not to vote to approve an amendment to the Articles of Association of the Company which would transfer to the competence of the Supervisory Board any matter determined in Section 33 of Act CXLIV of 1997 on Business Organizations.

     2.1.4  CHIEF EXECUTIVE OFFICER.

                      (a) The Chief Executive Officer of the Company shall be selected by PanTel. At the meetings of the Board of Directors of the Company, each Shareholder shall cause the directors nominated by such Shareholder to take such action as is necessary to cause the election as Chief Executive Officer the person designated by PanTel.

                      (b) If at any time between the meetings of the Board of Directors of the Company, PanTel shall request (i) the removal of the Chief Executive Officer and the selection of a new nominee or (ii) the selection of a nominee to fill a vacancy created by the departure of the Chief Executive Officer, each Shareholder shall cause the directors nominated by such Shareholder to take all necessary action, including, to the extent required by law and the Articles of Association of the Company, the calling of a meeting of the Board of Directors, to bring about the selection of such nominee, or removal of such nominee as Chief Executive Officer as promptly as possible.

                                  ARTICLE III

                               TRANSFER OF SHARES

     3.1 TRANSFER OF SHARES. Any individual, corporation, or other entity becoming a new Shareholder shall, as a precondition to becoming such, subscribe to and become a party to this Agreement, and thereafter shall, except as otherwise provided in this Agreement, be considered a "Party" and a "Shareholder" for all purposes of this Agreement and shall be fully bound by all of the terms hereof. Each of the Parties undertakes not to make any Transfer except as expressly provided in this Agreement.

     3.2      RIGHT OF FIRST REFUSAL.

     (a) If at any time a Shareholder (the "Offering Shareholder") shall desire to Transfer any or all, of the Shares owned by it (the "Offered Shares"), the Offering Shareholder shall obtain a bona fide written offer (the "Offer") from a third party (the "Third Party Purchaser") to purchase the Offered Shares for a cash payment ("Proposed Transfer"). Prior to accepting the Offer, the Offering Shareholder, in accordance with Section 3.4 of this Agreement, shall request the Board of Directors of the Company to approve the Proposed Transfer. The Offering Shareholder shall provide the Board of Directors with all the documents the Board of Directors deems necessary to make its decision regarding the Proposed Transfer. If the Board of Directors of the Company does not approve the Proposed Transfer, the Proposed Transfer may not be completed. If the Board of Directors approves the Proposed Transfer, the Offering Shareholder shall send the Offer to the Shareholder(s) other than the Offering Shareholder ("Other Shareholder(s)") who may accept the Offer upon the same terms and conditions offered by the Third Party Purchaser in the Offer. The Other Shareholder(s) shall have thirty (30) days after receipt of the Offer to reply thereto and within which to accept the same with respect to the Offered Shares. Notice of acceptance shall be in writing and shall be given to the Offering Shareholder. Said notice shall fix for closing a time which shall not be less than thirty (30) nor more than forty-five (45) days from the date of such notice. The place of closing shall be the principal office of the Company and at the closing, the Offered Shares shall be duly endorsed for Transfer by the Offering Shareholder, and shall be delivered to the Other Shareholder(s) accompanied by the Offering Shareholder's written representation and warranty that the Offering Shareholder has full and good title to the Offered Shares and that such Shares are free and clear of suits, encumbrances and claims. The Other Shareholder(s) shall pay the purchase price then required to be paid. If more than one Other Shareholder intends to exercise the right of first refusal, such Other Shareholders may exercise the right of first refusal in proportion to their respective shareholdings. If only one Other Shareholder intends to exercise the right of first refusal, such Other Shareholder may purchase all the Offered Shares.

     (b) If the Other Shareholder(s) does not exercise within thirty (30) days its rights of first refusal to purchase all of the Offered Shares, the Offering Shareholder shall have the right, to Transfer the Offered Shares, free of the prior rights of the Other Shareholder(s) to purchase the same, but such Transfer shall be only to the Third Party Purchaser and shall be at a price not less than, and upon terms and conditions not more favorable to the Third Party Purchaser than, are specified in the Offer. If the Offering Shareholder shall not have completed the sale of the Offered Shares to the Third Party Purchaser within sixty (60) days after expiration of the time for acceptance of the offer by the Other Shareholder(s), or if the Offering Shareholder shall seek to Transfer the Offered Shares to the Third Party Purchaser at a price, or upon terms and conditions, more favorable to the Third Party Purchaser than that specified in the Offer, or shall seek to Transfer such Shares to a different party, then all the provisions of this SECTION 3.2 shall be complied with again by the Offering Shareholder prior to making any Transfer.

     3.3 LEGEND. All Shares held by the Shareholders shall have endorsed thereon as soon as practicable after the Closing (as such term is defined in the Share Purchase Agreement dated November 20, 1998, entered into between PanTel and EuroWeb) a conspicuous legend substantially to the effect of the following (translated into Hungarian):

                  "The transfer of this share is subject to the right of first refusal of the Shareholders and subject to the approval of the Company in accordance with the Articles of Association of the Company, a copy of which is on file and may be examined at the offices of the Company"

     3.4 ANY TRANSFER OF SHARES IS SUBJECT TO THE APPROVAL OF THE COMPANY. Any Transfer of Shares is subject to the approval of the Board of Directors of the Company. The Board of Directors may refuse to grant its approval for important reasons. For the purposes of this Section, important reasons are any of the following:

                  (i) the Third Party Purchaser in the Proposed Transfer of shares is a competitor of a Shareholder or the Company;

                  (ii) the Proposed Transfer of Shares is to be made within eighteen (18) months following the date of this Shareholders' Agreement; and

                  (iii) the Third Party Purchaser in the Proposed Transfer has not signed a binding statement that it will be bound by the terms of this Agreement upon purchase of the Shares and an original copy of such statement has not been submitted to the Board of Directors.

     3.5 INCORPORATION INTO THE ARTICLES OF ASSOCIATION OF THE COMPANY. The rules set out in this Article III shall be incorporated into the Articles of Association of the Company as follows:

     RIGHT OF FIRST REFUSAL.

     (a) If at any time a Shareholder (the "Offering Shareholder") shall desire to Transfer any or all, of the Shares owned by it (the "Offered Shares"), the Offering Shareholder shall obtain a bona fide written offer (the "Offer") from a third party (the "Third Party Purchaser") to purchase the Offered Shares for a cash payment ("Proposed Transfer"). Prior to accepting the Offer, the Offering Shareholder, in accordance with Section 3.4 of this Agreement, shall request the Board of Directors of the Company to approve the Proposed Transfer. The Offering Shareholder shall provide the Board of Directors with all the documents the Board of Directors deem necessary to make its decision regarding the Proposed Transfer. If the Board of Directors of the Company does not approve the Proposed Transfer, the Proposed Transfer may not be completed. If the Board of Directors has approved the Proposed Transfer, the Offering Shareholder shall then send the Offer to the Shareholder(s) other than the Offering Shareholder ("Other Shareholder(s)") who may accept the Offer upon the same terms and conditions offered by the Third Party Purchaser in the Offer. The Other Shareholder(s) shall have thirty (30) days after receipt of the Offer to reply thereto and within which to accept the same with respect to the Offered Shares. Notice of acceptance shall be in writing and shall be given to the Offering Shareholder. Said notice shall fix for closing a time which shall not be less than thirty (30) nor more than forty-five (45) days from the date of such notice. The place of closing shall be the principal office of the Company and at the closing, the Offered Shares shall be duly endorsed for Transfer by the Offering Shareholder, and shall be delivered to the Other Shareholder(s) accompanied by the Offering Shareholder's written representation and warranty that the Offering Shareholder has full and good title to the Offered Shares and that such Shares are free and clear of suits, encumbrances and claims. The Other Shareholder(s) shall pay the purchase price then required to be paid. If more than one Other Shareholder intends to exercise the right of first refusal, such Other Shareholders may exercise the right of first refusal in proportion to their respective shareholdings. If only one Other Shareholder intends to exercise the right of first refusal, such Other Shareholder may purchase all the Offered Shares.

     (b) If the Other Shareholder(s) does not exercise within thirty (30) days its rights of first refusal to purchase all of the Offered Shares, the Offering Shareholder shall have the right, to Transfer the Offered Shares, free of the prior rights of the Other Shareholder(s) to purchase the same, but such Transfer shall be only to the Third Party Purchaser and shall be at a price not less than, and upon terms and conditions not more favorable to the Third Party Purchaser than, are specified in the Offer. If the Offering Shareholder shall not have completed the sale of the Offered Shares to the Third Party Purchaser within sixty (60) days after expiration of the time for acceptance of the offer by the Other Shareholder(s), or if the Offering Shareholder shall seek to Transfer the Offered Shares to the Third Party Purchaser at a price, or upon terms and conditions, more favorable to the Third Party Purchaser than that specified in the Offer, or shall seek to Transfer such Shares to a different party, then all the provisions of this SECTION shall he complied with again by the Offering Shareholder prior to making any Transfer.

              LEGEND. All Shares held by the Shareholders shall have endorsed thereon a conspicuous legend substantially to the effect of the following (translated into Hungarian):

              "The Transfer of this share is subject to the right of first refusal by the Shareholders and subject to approval by the Company in accordance with the Articles of Association of the Company, a copy of which is on file and may be examined at the offices of the Company"

              ANY TRANSFER OF SHARES IS SUBJECT TO THE APPROVAL OF THE COMPANY

              Any Transfer of Shares is subject to the approval of the Board of Directors of the Company. The Board of Directors may refuse to grant its approval for important reasons. For the purposes of this Section, important reasons are any of the following:

              (i) the purchaser in the Proposed Transfer of shares is a competitor to any Shareholder

              (ii) the Proposed Transfer of Shares is to be made within eighteen (18) months following the date of the resolution of the Founder of the Company adopting this provision of the Articles of Association of the Company; and

              (iii) the purchaser in the Proposed Transfer has not signed a binding statement that it will be bound by the terms of the Shareholders Agreement being in place between the Shareholders of the Company upon purchase of the Shares and an original copy of such statement has not been submitted to the Board of Directors.

                                   ARTICLE IV

                            FINANCING OF THE COMPANY

     4.1 CAPITAL INJECTION BY PANTEL. PanTel agrees that as soon as practicable after the Closing (as defined in the Share Purchase Agreement by and between PanTel and EuroWeb regarding the acquisition of 51 percent of the Shares by PanTel), PanTel will pay the HUF equivalent of USD 300,000 (three hundred thousand US dollars ("Capital Injection") (calculated on the date of such payment in accordance with the applicable exchange rate used by the bank making such exchange) into the capital reserves of the Company which amount will be used by the Company as decided by the Board of Directors of the Company. This Capital Injection will not change the ownership ratio between PanTel and EuroWeb.

     4.2 CAPITAL INCREASE BY THE BOARD OF DIRECTORS. The Articles of Association of the

Company shall have the following provision:

              "The Board of Directors have the authority for a period of five years starting on the date of the passing of the resolution of the Founder of the Company establishing such authority to increase the capital of the Company by 25% of the Company's registered capital each year."

                                   ARTICLE V

                            NON-COMPETE OBLIGATIONS

5.1 NON-COMPETE UNDERTAKING BY EuroWeb. EuroWeb shall not (i) engage in any business activity listed in the scope of activities of the Company, (ii) own or control any equity interest in any person or entity that engages in any such business activity or (iii) permit any of its employees to act as a director, officer, manager or consultant to any person or entity that engages in any such business activity.. If EuroWeb breaches its obligation set forth in this
Section 5.1, EuroWeb shall be required to sell to PanTel all the Shares owned by EuroWeb at the time of such breach at a price equal to the nominal value of such Shares within 15 days after the date of receipt by EuroWeb of the notice from PanTel notifying EuroWeb that PanTel has become aware of such breach.

                                   ARTICLE VI

                       GOVERNING LAW; DISPUTE RESOLUTION

6.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Hungary

6.2 DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be submitted to and settled by arbitration in accordance with the rules of the Permanent Court of Arbitration organized at the Hungarian Chamber of Commerce and Industry. Any decision of such arbitration shall be final, binding on the parties and enforceable. Arbitration shall be before a panel of three arbitrators, one of whom shall be selected by PanTel, one of whom shall be selected by EuroWeb, and one of whom shall be selected by the other two arbitrators. The arbitration shall be conducted in the Hungarian language and held in Budapest, Hungary. All the three arbitrators shall be fluent in Hungarian and English. The expenses of arbitration shall be borne by the Party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrators in the event of a compromise decision. The arbitrators shall not have the authority to delete, add to or otherwise modify the provisions of this Agreement. Judgment upon any award may be entered in any court of competent jurisdiction.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

7.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the Parties.

7.2 WAIVER OF COMPLIANCE. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the Party which is entitled to the benefits thereof. Any such waiver by any Party shall be in writing and signed on behalf of such Party. Any failure by any Party to exercise or any delay, forbearance or indulgence by any Party in exercising any right, power or remedy under this Agreement or under applicable law shall not operate as a waiver of the right, power or remedy or preclude its exercise at any subsequent time or on any subsequent occasion. The single or partial exercise of any right, power or remedy shall not preclude any other or further exercise of that right, power or remedy nor shall such waiver constitute a continuing waiver.

7.3 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given effectively (i) upon delivery if delivered personally, (ii) upon delivery if delivered by courier or (iii) upon receipt if given by cable, telegram or telex, in each case if addressed as follows:

                                    If to PanTel:

                                    PanTel Rt.
                                    Terez krt. 62.
                                    Budapest 1062
                                    Hungary
                                    Telefax No.: (36-1) 452-1281
                                    Attention:   Mr. Jac Bergmans

                                    If to EuroWeb:

                                    EuroWeb International Corp.
                                    445 Park Avenue
                                    New York, NY 10022

                                    U.S.A.

                                    Telefax No.: 00-1-212-758-9896
                                    Attention:   Mr. Frank Cohen

                         or such other address as shall be furnished in writing by any Party.

7.4 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior written consent of the other Party.

7.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Parties in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party.

7.7 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.

7.8 FURTHER ASSURANCES. During the terms of this Agreement, the Parties shall cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder. Without limiting the foregoing, the Parties agree to vote their respective Shares to carry out the provisions of this Agreement and to amend the Articles of Association of the Company to reflect the provisions of this Agreement.

7.9 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and the Parties shall attempt to deliver the benefits of such provision in a manner that is not invalid, illegal or unenforceable.

7.10 LANGUAGE. This Agreement has been prepared in the English language.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as set forth herein, on the day and year first above written.

                                   PANTEL RT.


                                   By: /s/PAL HORVATH
                                   --------------------------------
                                   Name:  Pal Horvath
                                   Title: Chief Executive Officer


                                   EUROWEB INTERNATIONAL CORP.


                                  By: /s/CSABA TORO
                                  ---------------------------------
                                   Name:  Csaba Toro
                                   Title: President

--------------------------------------------------------------------------------





                            SHARE PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                   PANTEL RT.

                                      AND

                          EUROWEB INTERNATIONAL CORP.

                               NOVEMBER 20, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I DEFINITIONS..........................................................4
1.1 Definitions of Specific Terms..............................................4

ARTICLE II THE TRANSACTION.....................................................6
2.1 Purchase and Sale of the Sale Shares.......................................6
2.2 Closing....................................................................6
2.3 Closing Events and Deliveries..............................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER...........................8
3.1 Representations and Warranties of Seller...................................8
3.2 Representations and Warranties............................................14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER............................14
4.1 Representations and Warranties of Buyer...................................14
4.2 Representations and Warranties............................................15

ARTICLE V CONDUCT OF BUSINESS.................................................15
5.1 Amendments................................................................15
5.2 Capital Changes...........................................................15
5.3 Organization..............................................................15
5.4 Regular Course of Business................................................15
5.5 No Default................................................................15

ARTICLE VI OTHER AGREEMENTS...................................................15
6.1 Confidentiality...........................................................15
6.2 Regulatory Matters........................................................16
6.3 Further Assurances........................................................16

ARTICLE VII CLOSING CONDITIONS................................................16
7.1 Conditions to Obligations of Seller.......................................16
7.2 Conditions to Obligations of Buyer........................................17
7.3 Satisfaction of Conditions................................................17

ARTICLE VIII SURVIVAL; INDEMNIFICATION........................................17
8.1 Survival..................................................................17
8.2 Indemnification...........................................................17
8.3 Notice of Third Party Claims..............................................18

     ARTICLE IX GOVERNING LAW; DISPUTE RESOLUTION.............................18
     9.1     Governing Law....................................................18
     9.2     Dispute Resolution...............................................18

     ARTICLE X MISCELLANEOUS PROVISIONS.......................................19
     10.1   Termination.......................................................19
     10.2   Amendment and Modification........................................19
     10.3   Waiver of Compliance..............................................19
     10.4    Notices..........................................................19
     10.5   Assignment........................................................20
     10.6   Publicity.........................................................20
     10.7   Expenses..........................................................20
     10.8   Counterparts......................................................20
     10.9   Entire Agreement..................................................20
     10.10 Third Patties......................................................20
     10.11 Further Assurances.................................................20
     10.12 Invalidity.........................................................20
     10.13 Language...........................................................20

                            SHARE PURCHASE AGREEMENT

     SHARE PURCHASE AGREEMENT, dated November 20, 1998, by and between EuroWeb International Corp., a corporation organized under the laws of the State of Delaware, U.S.A., having its registered office at 445 Park Avenue, New York, NY, U.S.A. ("Seller"), and PanTel Rt., company limited by shares, organized under the laws of the Republic of Hungary, having its registered seat at Terez krt. 62, Budapest 1062, Hungary ("Buyer").

                                    RECITALS

     WHEREAS, Seller owns shares representing one hundred percent (100%) of the registered capital of the Company (as defined below); and

     WHEREAS, this Agreement sets forth the terms and conditions upon which the Seller will sell, and the Buyer will purchase, the Sale Shares (as defined below), subject to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the Parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINITIONS OF SPECIFIC TERMS. The following definitions shall apply to the to the following terms, respectively, when said terms are used in this Agreement with an upper-case first letter:

     (a) "AGREEMENT" shall mean this Share Purchase Agreement, as amended or supplemented from time to time in accordance with its terms.

     (b) "AFFILIATE" of an entity shall mean any other entity Controlled by, Controlling or under common Control with such entity.

     (c) "BUYER" shall mean PanTel Rt., a company limited by shares organized under the laws of the Republic of Hungary.

     (d) "CLOSING" shall mean the occasion on which the Buyer and the Seller perform their respective obligations contemplated by
              SECTION 2.3 hereof.

     (e)      "CLOSING DATE" shall mean the date upon which the Closing occurs.

     (f) "COMPANY" shall mean EuroWeb Internet Service Provider Rt. (Cg. 01-10-043569), a company limited by shares, organized under the laws of the Republic of Hungary.

     (g) "CONTROL", "CONTROLLING" or "CONTROLLED" as to any entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or partnership interests, by contract or otherwise. "Controlling" means any entity exercising such right, and "Controlled" means any entity in respect of which such right is being exercised.

     (h) "ENCUMBRANCE" shall mean a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest or other encumbrance or security interest of any kind, or any other type of preferential arrangement, title transfer or retention agreement (including in the case of any share in the Company without limitation any agreement, arrangement or obligation to create, issue, transfer, redeem, repay or grant a person the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of a share in the capital of the Company or an option or right of pre-emption or conversion in respect of such share) or any agreement, arrangement or obligation to create any of the above.

     (i) "GOVERNMENTAL ENTITY" shall mean any department, commission, board, agency, instrumentality or other governmental entity, whether state, regional or local and whether domestic or foreign.

     (j) "KORLATOLT FELELOSSEGU TARSASAG OR "KFT." shall mean a limited liability company organized under the laws of the Republic of Hungary.

     (k) "LOSSES" shall mean all payments, demands, claims, suits, judgements, liabilities, losses, costs, damages and expenses including interest, penalties and attorney's fees, disbursements and expenses made by, or imposed on or incurred by any natural person or entity.

     (l) "PARTY" or "PARTIES" shall mean, collectively, the Buyer and the Seller, and individually any one of them.

     (m) "PURCHASE PRICE" shall mean US$ 2,200,000 (two million and two hundred thousand US Dollars)

     (n) "RESZVENYTARSASAG" OR "RT." shall mean a company limited by shares organized under the laws of the Republic of Hungary.

     (o) "SALE SHARES" shall mean 33,700 Shares, with an aggregate nominal value of HUF 33,700,000, representing 51% of the registered capital of the Company.

     (p) "SHAREHOLDERS AGREEMENT" shall mean the Shareholders Agreement dated the date hereof entered into by and between Seller and Buyer.

     (q) "SHARE" shall mean a common share of the registered capital of the Company.

     (r) "SELLER" shall mean EuroWeb International Corp., a corporation organized under the laws of the State of Delaware, U.S.A.

     (s) "SUBSIDIARY" shall mean any corporation, company, Rt., Kft., partnership or other entity of which at least a majority of the securities or interests having by the terms thereof ordinary voting power (not dependent upon the occurrence of any event) to elect at least a majority of the board of directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by a person or entity or any one or more of such person's or entity's Subsidiaries.

     (t) "Tax" shall mean any tax, assessment, levy, customs duty, charge, impost, rate, fee, deduction, stamp duty or other tax, withholding or remittance of any nature, including, without limitation, payroll, any social security or other similar payments, now or hereafter payable or required to be remitted to, or imposed, levied, collected or assessed by, any Governmental Entity, including any interest, expense, fine, penalty or other charge payable or claimed in respect thereof.

                                   ARTICLE II

                                THE TRANSACTION

     2.1 PURCHASE AND SALE OF THE SALE SHARES. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer and deliver to the Buyer, and the Buyer agrees to purchase, the Sale Shares at the Closing, free and clear of all claims and Encumbrances of whatever nature, and, in consideration of such sale and transfer and delivery as provided in SECTION 2.3, the Buyer shall pay to the Seller the Purchase Price.

     2.2 CLOSING. The Closing shall take place at the offices of Stroock & Stroock & Lavan LLP, located at East West Business Center, 1088 Budapest, Rakoczi ut 1-3, on November 20, 1998 or on such later date after the conditions in ARTICLE VII shall have been satisfied or waived as the Parties may agree. All transactions contemplated by this Agreement to be consummated at the Closing shall be deemed to occur simultaneously and no such transaction shall be consummated unless all such transactions are consummated.

     2.3 CLOSING EVENTS AND DELIVERIES. At the Closing, the following events shall take place:

           2.3.1 Seller shall sell and Buyer shall purchase the Sale Shares. Seller shall deliver to Seller the Sale Shares duly endorsed in the name of Buyer.

           2.3.2 Buyer shall give an irrevocable order to its bank to transfer the full amount of the Purchase Price to the following bank account:

                    EuroWeb International Corporation
                    445 Park Ave, New York, NY 10022
                    Chase Manhattan Bank
                    598 Madison Ave, New York, NY 10022
                    Account number: 116084367
                    ABA/Bank Code: 021000021

           2.3.3 Seller and Buyer shall execute the Shareholders Agreement in the form set forth in EXHIBIT 2.3.3.

           2.3.4    Seller shall deliver to Buyer

                    (i) a copy of the resolution of the Founder of the Company dated as of the Closing Date in the form set forth in EXHIBIT 2.3.4. (i)(a) amending the Articles of Association of the Company, to reflect all changes resulting from this Agreement and the Shareholders Agreement, (b) removing at least one member of the Board of Directors of the Company and electing three (3) members of the Board of Directors nominated by Buyer, (c) removing three (3) members of the Supervisory Board of the Company and electing two (2) members of the Supervisory Board nominated by Buyer;

                    (ii) resignations of Ms. Aniko Kardos and Mr. Laszlo Josa from the Board of Directors and resignations of Mr. Donald K. Roberton and dr. Timea Toronyi from the Supervisory Board of the Company in the form acceptable to Buyer;

                    (iii) a copy of each non-competition agreement in the form set forth in EXHIBIT 2.3.4(iii) entered into by the Company on the one hand and the following persons:
                           Mr. Frank Cohen, Mr. Robert Genova, and Mr. Csaba
                           Toro;

                    (iv) evidence that the Seller is exclusive owner of all the Shares;

                    (v) a copy of the resolution of the Board of Directors of Seller, approving the Agreement and the transactions contemplated thereby;

                    (vi) good standing certificate of Seller, dated not earlier than one business day prior to the Closing Date; and

                    (viii) evidence of signature authority.

           2.3.5    Buyer shall deliver to Seller

                    (i) a copy of the resolution of the Board of Directors of Buyer, approving this Agreement and the transactions contemplated thereby;

                    (ii)   evidence of signature authority.

           2.3.6 Seller and Buyer shall sign the Articles of Association of the Company in the form set forth in EXHIBIT 2.3.6., reflecting all the changes to be made as a result of the completion of the transactions contemplated by this Agreement (i.e. because the Company from a one-man Rt. will become a normal Rt. having more than one shareholder).

           2.3.7 The Seller shall be registered as a shareholder of the Company into the Book of Shares of the Company.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

           (a) Seller is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware, U.S.A. and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. True and complete copies of the Certificate of Incorporation and By-laws of Seller have been made available to the Buyer for review. There will be no amendment to the Certificate of Incorporation or By-laws prior to the Closing Date.

           (b) Seller has full corporate power and authority to enter into this Agreement and to carry Out the transactions contemplated hereby. The Board of Directors of Seller has taken all action required to be taken by it to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Seller will be necessary to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

           (c) The Company is a company limited by shares (an Rt.), duly organized and validly existing under the laws of the Republic of Hungary and has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and is duly qualified or licensed to do business in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification or license. True and complete copies of the Articles of Association of the Company, as amended to the date hereof, have been made available to the Buyer for review. Except as specifically contemplated by
SECTION 2.3.4(i) and 2.3.6, there will be no amendments or changes to such Articles of Association prior to the Closing Date.

           (d) The Company does not own, directly or indirectly, any capital stock or other equity interests of any company, corporation, Rt., Kft., partnership or other entity or have any direct or indirect equity or ownership interest in any business.

           (e) The registered capital of the Company is HUF 66,000,000, consisting of 66,000 Shares, nominal value HUF 1,000 per Share, consolidated into 660 consolidated shares with an aggregate nominal value of HUF 100,000 per consolidated share. All Shares of the registered capital of the Company are validly issued and fully paid. On the Closing Date, the Buyer will be the owner of the Sale Shares, free and clear of all claims and Encumbrances of whatever nature. There are no outstanding (i) securities convertible into or exchangeable for the registered capital of the Company, (ii) options or other rights to purchase or subscribe to registered capital of the Company or securities convertible into or exchangeable for registered capital of the Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind to which the Company or the Seller is a party relating to the issuance of any registered capital of the Company, any such convertible or exchangeable securities or any such options or rights. No person has claimed to be entitled to an Encumbrance on the share capital of the Company.

           (f) No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority by or on behalf of the Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

           (g) The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby:

                  (i) will not violate any provision of any law, regulation, order or judgment applicable to Seller or the Company;

                  (ii) will not require any consent of, or any filing with or notification to, any governmental or regulatory authority under any provision of applicable law or regulation except for any consents already obtained;

                  (iii) will not violate or constitute a breach of any provision of the organizational and/or foundation documents of Seller or the Company; and

                  (iv) will not require any consent under and will not result in the breach of any agreement to which Seller or the Company is a party or by which Seller or the Company or any of their respective material assets, are bound, except for such consents and waivers which have been obtained.

         (h) Seller has previously delivered (i) the balance sheet of the Company as at December 31 in each of the years 1996 and 1997, statements of profit and loss for each of the years then ended and the notes thereto, all audited by BDO Kontroll Konyvvizsgalo es Adotanacsado Kft, independent public accountants, whose reports thereon (which have not been modified or revoked) are included therein and (ii) the unaudited balance sheet of the Company as at August 31, 1998 (the "Company Balance Sheet") and a statement of profit and loss for the eight -month period then ended. Such balance sheets, statements of profit and loss and statements of cash flows give a true and fair view of the assets, liabilities and financial condition of the Company and the results of operations thereof as of the dates and periods therein referred to, all in accordance with Hungarian accounting standards, through the periods involved consistently applied.

         (i) The Company has no liability or obligation of any nature (including, without limitation, contingent liabilities) that is not reflected or reserved against in the Company Balance Sheet, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof

         (j) Each of the accounts receivable currently outstanding and/or reflected in the Company Balance Sheet represents amounts due to the Company which are good and collectible in full in the ordinary and normal course of business, except to the extent to which such accounts receivable have been paid in full or reasonable provisions have been made for non-collectability in the Company Balance Sheet and there is no basis for any counterclaims or set-offs against any such accounts receivable.

         (k) Since December 31, 1997, there has not been any:

                  (i) material adverse change in the Company's financial condition, business, results of operations, properties, prospects, liabilities (absolute, accrued, contingent or otherwise) or assets;

                  (ii) sale, assignment or transfer of any of the assets of the Company or any purchase of assets or other transaction, other than in the ordinary course of business, consistent with past practices and on an arms' length basis;

                  (iii) amendment, cancellation, termination, waiver or release of any contract, lease, license or other instrument which amendment, cancellation or termination would have, individually or in the aggregate, a material adverse effect on the financial condition, business, results of operations, properties, prospects, liabilities (absolute, accrued, contingent or otherwise) or assets of the Company (a "Material Adverse Effect");

                  (iv) damage, destruction or loss of any of the assets of the Company (whether or not covered by insurance) which, individually or in the aggregate, would have a Material Adverse Effect;

                  (v) making of any loan, advance or capita~ contribution to or investment in any person by the Company on behalf of the Company;

                  (vi) grant of any severance or termination pay to any officer or employee of the Company, entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer or employee of the Company, any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or any increase in compensation, bonus or other benefits payable to officers or employees of the Company other than in direct proportion to salary increases in the ordinary course of business and consistent with past practices;

                  (vii) change in any method of accounting or accounting practice with respect to the Company;

                  (viii) incurrence, assumption or guarantee by the Company or on behalf of the Company by any other party of any debt for borrowed money; or

                  (ix) transaction between Seller and/or any of its Affiliates on the one hand, and the Company on the other hand, other than the transactions which were entered into in the ordinary course of business consistent with past practices on an arms' length basis.

         (l) The Company has properly and timely filed all Tax (including VAT) and property returns and reports required to be filed on or prior to the date hereof, and has timely paid all sums shown to be due by it in such returns and reports. The sums shown on such returns and reports reflect all Tax liabilities of the Company for the respective time periods and dates of such returns and reports. The balance sheet of the Company as at December 31, 1997 and the Company Balance Sheet contain adequate provision for its Tax liabilities existing at such dates and those provisions for Tax liabilities arising prior to the dates of such balance sheets have been either maintained or settled since the date hereof. The Company has not received any notice of any Tax assessment or penalty or is aware of any factual situation which could give rise thereto. All amounts required to be retained or withheld from employees of the Company have been properly paid to the relevant authorities.

         (m) None of the customers of the Company has terminated its contract with the Company or has threatened to do so.

         (n) The Company does not own any real property.

         (o) All lease agreements for the Real Property leased by the Company ("Leased Real Property") are in full force and effect, the Company has not defaulted under any such lease agreements, and the Company has not received a notice of termination of or default tinder any of the lease agreements. To the best knowledge of Seller, none of the parties to any of the lease agreements relating to the Leased Real Property is in default thereunder.

         (p) All of the Company's registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations, all of the Company's patents and copyrights and all pending applications therefor, and all other trademarks and other marks, trade names and other trade rights, whether or not registered, which are used in the Company's business are collectively referred to as: "Proprietary Rights" The Company has sole and exclusive right to use such Proprietary Rights. No person has a right to receive royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by the Company. The Company does not have any licenses granted by or to it or other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights. No proceedings have been instituted against or notices received by Seller or the Company alleging that the Company's use of its Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.

         (q) The Company is not in default under any of the agreements it is a party to, and is not aware of any default by any other party thereto. There are no material contracts or arrangements to which the Company is a party and in which any employee, manager of the Company or any person related to or associated with a manager or employee is interested.

         (r) The Company is not in default in the performance of any obligation, agreement, instrument or undertaking to which it is a party or by which it is bound, and there is no such obligation, agreement, instrument or undertaking which adversely affects or is reasonably likely adversely to affect the business, properties, prospects, operations or condition (financial or otherwise) of its business.

         (s) The Company has obtained each license, permit or other approval necessary to enable it to continue to conduct its business as currently conducted and each of the foregoing is valid and in force. The Company has no reason to believe that any such license, permit or other approval will be withdrawn, not renewed or materially modified effecting its original scope and purposes. The Company has been and is in compliance with all laws and regulations and the terms of each license, permit or other approval, applicable to its business and assets. The Company has not received any notice of noncompliance with, and there is no event or circumstance which, after notice or lapse of time or both, would constitute noncompliance with, any applicable law or permit.

         (t) The Seller has provided the Buyer with all the employment and other contracts relating to key employees and contractors of the Company. There are no other agreements or other arrangements in place with key employees or contractors of the Company. There are no severance or other similar arrangements with any person who is or is not a full-time employee of the Company as of the date hereof. There are no collective bargaining agreements or other labor agreements undertaken by the Company for the benefit of its employees.

         (u) The Company has maintained all of its employee benefit plans in compliance with all applicable law and has made as and when due all payments and contributions (including without limitation, payments in respect of insurance policies) required to be made thereunder. The Company does not maintain nor is it required to maintain any pension plan for the benefit of its employees.

         (v) There is no labor dispute, strike, work stoppage or other labor problem involving or threatened by any employees of the Company.

         (w) All the insurance policies of the Company are valid and currently effective. The Company has accurately and timely made all declarations required under such policies and performed all obligations required and paid all premiums due thereunder. The Company has not received any notices of default or termination under such insurance policies. None of such policies shall be modified or adversely affected as a result of the execution of this Agreement or the transaction contained herein.

         (x) The Company owns or has legal and valid rights to use all assets used or held for use in its business, in the case of owned assets free and clear of all claims and Encumbrances which would inhibit the use thereof for the purposes currently used by the Company.

         (y) The Company has not received a written or unwritten notification or claim that the Company or any of its facilities or properties is in violation of any law, rule, regulation or ordinance relating to pollution or protection of the environment (collectively the "Environmental Laws"), including, without limitation, laws relating to emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment. The Company has obtained all permits, licences and other authorizations which are required under the Environmental Laws. There are no past, present or future events, conditions, circumstances, activities, practices, incidents or plans which may interfere with or prevent compliance with the Environmental laws by the Company No pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste has been buried in or stored on the properties and facilities of the Company, or has spilled, leaked, discharged, emitted or released, on or from any of the properties or facilities of the Company. There are no existing conditions which may lead to responsibilities or liabilities, or an assertion thereof by any governmental entity or private person, based on any action or inaction by the Company relating to the management and disposal of toxic or hazardous substances and wastes. The Company has not received information indicating that any person, including any employee, may have impaired health as the result of any exposure to hazardous materials located on or contained in such properties.

         (z) There is no action, suit, appeal, proceeding or investigation by or before any court or governmental or other regulatory or administrative authority or arbitrator or arbitration panel (collectively "Proceedings") pending or threatened against or involving the Company or any Proceeding which seeks injunctive, specific or other non-monetary relief. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which imposes injunctive, specific, or any other type of non-monetary obligations on the Company.

         (aa) The books and records of the Company (including, without limitation, (i) books and records relating to the purchase of materials and supplies, dealings with customers, invoices, supplier lists, personnel records and taxes of the Company, (ii) the corporate records and books of the Company, and (iii) computer software and data stored and all documentation relating thereto), accurately record all transactions of the Company in all material respects, and have in all material respects been maintained consistent with good business practice in Hungary.

         (bb) There are no agreements which is still effective or transaction which has not yet been completed by the Company on the one hand and Seller and/or any of its Affiliates on the other hand.

         (cc) All documents provided to Buyer in connection with its due diligence review of the Company were either original documents or true and complete copies of original documents. None of the information or documentation provided to Buyer in connection with its due diligence review of the Company was misleading in any material respect.

         3.2 REPRESENTATIONS AND WARRANTIES. Except for changes specifically permitted or required by this Agreement, the representations and warranties of the Seller contained in this Agreement shall be true and correct as though made at and as of the Closing Date.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         4.1 REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer hereby represents and warrants to Seller as follows:

                  (a) Buyer is a company limited by shares duly organized, validly existing under the laws of the Republic of Hungary.

                  (b) Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required to be taken by it to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Buyer will be necessary to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms.

                  (c) No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority by or on behalf of Buyer, or any of its affiliates is required in connection with the execution, delivery and performance of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby.

                  (d) The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby:

                         (i) will not violate any provision of any law, regulation, order or judgment applicable to Buyer;

                         (ii) will not require any consent of, or any filing with or notification to, any governmental or regulatory authority under any provision of applicable law or regulation except for any consents already obtained;

                         (iii) will not violate or constitute a breach of any
                               provision of the foundation documents of Buyer;
                               and

                         (iv) will not require any consent under and will not result in the breach of any agreement to which Buyer is a party or by which Buyer or any of its material assets, are bound, except for such consents and waivers which have been obtained.

         4.2 REPRESENTATIONS AND WARRANTIES. Except for changes specifically permitted or required by this Agreement, the representations and warranties of Buyer contained in this Agreement shall be true and correct as though made at and as of the Closing Date.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

         Pending the Closing, and except as otherwise expressly provided in this Agreement or consented to or approved in writing by Buyer with respect to the Company:

         5.1 AMENDMENTS No change or amendment shall be made in the organizational documents or bylaws of the Company.

         5.2 CAPITAL CHANGES. The Seller shall not permit the Company to issue or sell any shares of its registered capital.

         5.3 ORGANIZATION The Seller shall cause the Company to preserve its corporate existence and use all commercially reasonable efforts to preserve its business organization intact, to keep available to the Company, its officers and key employees, and to preserve for the Company its relationships with customers and others having business relations with the Company.

         5.4 REGULAR COURSE OF BUSINESS. Seller shall cause the Company to carry on its business diligently and only in the ordinary and usual course consistent with past practice, and shall not permit the Company to institute any new methods of management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment, except in the ordinary and usual course of business and consistent with past practice.

         5.5 NO DEFAULT. Seller shall not and shall not permit the Company to take any action or omit to take any action which action or omission would result in a breach of any of the representations, warranties or covenants of Seller.

                                   ARTICLE VI

                                OTHER AGREEMENTS

         6.1 CONFIDENTIALITY. All information furnished by or on behalf of the Seller or the Company to the Buyer (or its representatives) or furnished by or on behalf of Buyer to the Seller (or their representatives and advisors) pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if the transactions contemplated hereby shall not occur, the party receiving the information (and their representatives) shall (and such parties shall cause their respective representatives and advisors to) return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, keep confidential all such information, and not directly or indirectly use such information for any competitive or other commercial purpose. The obligation of the parties and their representatives and advisors to keep such information confidential shall not apply to (i) any information which (A) the party receiving the information can establish was already in its possession prior to the disclosure thereof by the party furnishing the information, (B) was then generally known to the public, (C) became known to the public through no fault of the party receiving the information or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality or (ii) disclosures in accordance with an order of a court of competent jurisdiction.

         6.2 REGULATORY MATTERS. The Parties will cooperate with each other and use all commercially reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to it or to any of its subsidiaries or affiliates which appear in any filing made in connection with the transactions contemplated hereby with any Governmental Entity. In exercising the foregoing right, each Party hereto shall act as promptly as practicable.

         6.3 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall take all such necessary action.

                                  ARTICLE VII

                               CLOSING CONDITIONS

         7.1 CONDITIONS TO OBLIGATIONS OF SELLER. The performance of the obligations of the Seller under this Agreement on the Closing Date shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by the Seller to the extent permitted by law:

                  (a) the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (and such representations and warranties shall be deemed to be repeated by the Buyer at and as of the Closing Date), and the Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date;

                  (b) no action, suit or proceeding by any Governmental Entity or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to damage Seller if the transactions contemplated hereunder are consummated;

                  (c) all consents, approvals and waivers from Governmental Entities and other parties required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby shall have been obtained;

                  (d) Buyer shall have complied with all of its obligations under ARTICLE II.

         7.2 CONDITIONS TO OBLIGATIONS OF BUYER. The performance of the obligations of the Buyer under this Agreement on the Closing Date shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any one or more of which may be waived by the Buyer to the extent permitted by law:

                  (a) all representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (and such representations and warranties shall be deemed to be repeated by Sellers at and as of the Closing Date) and the Seller shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Closing Date;

                  (b) no action, suit or proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to affect the right or ability of the Buyer to own the Sale Shares after the Closing or to damage Buyer or the Company if the transactions contemplated hereunder are consummated;

                  (c) all consents, approvals and waivers from Governmental Entities and other parties required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby shall have been obtained,

                  (d) Seller shall have complied with all of its obligations under ARTICLE II.

         7.3 SATISFACTION OF CONDITIONS. The Parties shall take all reasonable efforts to achieve satisfaction of the conditions set out in SECTIONS 7.1 and
7.2 as soon as possible before the Closing Date.

                                  ARTICLE VIII

                           SURVIVAL; INDEMNIFICATION

         8.1 SURVIVAL. The representations and warranties contained in this Agreement shall not be deemed waived by any investigation at any time made by or on behalf of any Party and shall survive the Closing indefinitely.

         8.2      INDEMNIFICATION.

                  (a) The Setter agrees to indemnify, defend and hold harmless the Buyer and each of its officers, directors and shareholders from and against and in respect of any and all Losses, which result from, or arise out of, or are imposed upon or are incurred by any person to be indemnified hereunder by reason of (i) any breach of any representation or warranty of the Seller contained in this Agreement, or any certificate, document or other instrument delivered pursuant to this Agreement or (ii) any breach of any covenant or

                  (b) The Buyer agrees to indemnify, defend and hold harmless the Seller and each of its officers, directors and shareholders from and against and in respect of any and all Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of
(i) any breach of any representation or warranty of the

Buyer contained in this Agreement or (ii) any breach of any covenant or agreement of Buyer contained in this Agreement

                  (c) Whenever a claim shall arise for indemnification under this ARTICLE VIII, the Party entitled to indemnification (the "Indemnified Party") shall promptly notify in writing the Party from whom indemnification is sought (the "Indemnifying Party") of such claim. Such written notification shall include detailed information regarding the claim.

         8.3 NOTICE OF THIRD PARTY CLAIMS. An Indemnified Party shall give reasonably prompt notice of the assertion by any third party of any claim or claims against such party with respect to which such party intends to seek indemnification under this ARTICLE VIII; PROVIDED, HOWEVER, that failure of an Indemnified Party to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

                                   ARTICLE IX

                       GOVERNING LAW; DISPUTE RESOLUTION

         9.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Hungary.

         9.2 DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be submitted to and settled by arbitration in accordance with the rules of the Permanent Court of Arbitration organized at the Hungarian Chamber of Commerce and Industry. Any decision of such arbitration shall be final, binding on the parties and enforceable. Arbitration shall be by a panel of three arbitrators one of whom shall be selected by the Buyer, one of whom shall be selected by the Seller and one of whom shall be selected by the other two arbitrators. The arbitration shall be conducted in the English language and held in Budapest, Hungary. The expenses of arbitration shall be borne by the Party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrators in the event of a compromise decision. The arbitrators shall not have the authority to delete, add to or otherwise modify the provisions of this Agreement. Judgment upon any award may be entered in any court of competent jurisdiction.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing (i) by mutual written agreement of the Parties or (ii) by unilateral written notice given by the Seller or by the Buyer if the Closing shall not have occurred on or prior to November 20, 1998, unless the failure of such shall be due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed by it on or prior to such date pursuant to the terms hereof. Upon termination of this Agreement pursuant to this Section 10.1, this Agreement shall become wholly void and of no force or effect, without any liability or further obligation on the part of any Party or their Affiliates or any of their respective directors, officers or employees, except that (x) SECTIONS 6.1 and
10.7 shall survive any termination of this Agreement and (y) Buyer and Seller shall be fully liable to each other for a breach of this Agreement by it.

         10.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the Parties.

         10.3 WAIVER OF COMPLIANCE. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the Party which is entitled to the benefits thereof Any such waiver by any Party shall be in writing and signed on behalf of such Party. Any failure by any Party to exercise or any delay, forbearance or indulgence by any Party in exercising any right, power or remedy tinder this Agreement or under applicable law shall not operate as a waiver of the right, power or remedy or preclude its exercise at any subsequent time or on any subsequent occasion. The single or partial exercise of any right, power or remedy shall not preclude any other or further exercise of that right, power or remedy nor shall such waiver constitute a continuing waiver.

         10.4 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given effectively (i) upon delivery if delivered personally, (ii) upon delivery if delivered by courier or (iii) upon receipt if given by telefax to be confirmed by registered mail, return receipt requested, in each case if addressed as follows:

                         If to the Seller:

                         EuroWeb International Corp.
                         445 Park Avenue
                         New York, NY 10022
                         Telefax No.: 00-1-212-758-9896
                         Attention:   Mr. Frank Cohen

                         If to the Buyer:

                         PanTel Rt.
                         Tuzer u. 39-41
                         Budapest 1135

                         Hungary
                         Telefax No.: (36-1)452-1281
                         Attention: Mr. Jac Bergmans

or such other address as shall be furnished in writing by any Party.

         10.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior written consent of the other Party.

         10.6 PUBLICITY. None of the Buyer or Seller shall make or issue, or cause to be made or issued, any public disclosure, announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other Parties. This provision shall not apply, however, to any disclosure, announcement or written statement required to be made by law.

         10.7 EXPENSES. Except as otherwise provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

         10.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.9 ENTIRE AGREEMENT. This Agreement, the EXHIBITS and the other documents and certificates delivered pursuant to the terms hereof and thereof, set forth the entire agreement and understanding of the Parties in respect of the subject matter contained herein, and supersede all prior agreements.

         10.10 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         10.11 FURTHER ASSURANCES. Both before and after the Closing Date, the Parties shall cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

         10.12 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and the Parties shall attempt to deliver the benefits of such provision in a manner that is not invalid, illegal or unenforceable.

         10.13 LANGUAGE. This Agreement has been prepared in the English language.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as set forth herein, on the day and year first above written

                                             EUROWEB INTERNATIONAL CORP.


                                             By: /s/CSABA TORO
                                             -------------------------------
                                             Name:  Csaba Toro
                                             Title: President

                                             PANTEL RT.


                                             By: /s/PAL HORVATH
                                             --------------------------------
                                             Name:  Pal Horvath
                                             Title: Chief Executive Officer

                             FOUNDER'S RESOLUTIONS

         I, the undersigned, Csaba Toro vice chairman, on behalf of EuroWeb International Corporation (445 Park Avenue, New York, NY 10022 USA) the founder of EuroWeb Internet Szolgaltato Reszvenytarsasag (EuroWeb Internet Provider Corporation) (1122 Budapest Varosmajor u.13., company registration number:
01-10-043569) (hereinafter: Company) adopt the following resolutions:

               "NO. 1./1998 (20TH NOVEMBER) FOUNDER'S RESOLUTION"

         Article 8 of the Foundation Memorandum of the Company shall be cancelled and replaced with the following Article 8.:

ARTICLE 8. TRANSFER OF SHARES. RESTRICTIONS ON TRANSFER

         8.1. If the Company has more than one shareholders, the approval of the Company shall be required for the transfer of shares. The Board of Directors shall decide on the Company approval. The Board of Directors may only refuse approval due to important reasons. The following shall be considered as important reasons:

                  (i) the shares would be transferred to a competitor of the Company or to a competitor of one of the shareholders of the Company

                  (ii) the transfer of shares would take place within eighteen (18) months from the approval of the Founder's Resolution inserting this Article 8.,

                  (iii) the shares would be transferred to a buyer who did not accept, in a written declaration, the Syndicate Agreement effective among the shareholders of the (Company as binding, or the original document containing such a statement was not made available for the Board of Directors.

         8.2. If the Company has more than one shareholder, in the case of any transfer of shares the other shareholders shall be entitled to the right of pre-emptive purchase in accordance with the following provisions:

         If one shareholder (hereinafter: "Selling Shareholder") intends to transfer one or more shares (hereinafter: "Shares for Sale"), he shall request a written proposal (hereinafter: "Proposal") from the potential buyer (hereinafter: "Buyer") for the purchase of Shares for Sale in cash (hereinafter: "Planned transfer"). Before the acceptance of the Proposal, the Selling Shareholder shall request the approval of the Board of Directors for the Planned Transfer pursuant to Article
         8.1. of the Foundation Memorandum. Upon the request of the Board of Directors the Selling Shareholder shall submit all the documents to the Board of Directors which is considered necessary for the approval by the Board of Directors. If the Board of Directors refuses to approve the Planned Transfer, the Selling Shareholder may not complete the Planned Transfer and the Buyer may not be recorded in the Share Register of the Company.

         If the Board of Directors refuses to approve the Planned Transfer, the Selling Shareholder may not complete the Planned Transfer and the Buyer may not be recorded in the Share Register of the Company.

         If the Board of Directors has given its approval for the Planned Transfer, the Selling Shareholder shall send the Proposal to the other shareholders ("Other Shareholders") who are entitled to accept the proposal and replace the Buyer with regard to the Proposal. The Other Shareholders shall have 30 days to decide whether they accept the Proposal or not. The Proposal shall be accepted in a notice sent to the Selling Shareholder. In this notice a deadline (hereinafter:
         "Closing") shall be specified for the completion of the transaction which may Pot be less than 30 days from the date of the notice but may not exceed 45 days from the date of the notice, either. The location of the Closing shall be the seat of the Company. At Closing the Selling Shareholder shall be obliged to present the Shares for Sale with blank endorsement to the Other Shareholders accepting the Proposal together with a declaration in which the Selling Shareholder declares that the Shares for Sale are exempt from litigation, encumbrances or claims and the Other Shareholders accepting the Proposal shall pay the purchase price specified in the Proposal for the Shares for sale to the Selling Shareholder at the time of Closing. If more than one of the Other Shareholders intend to accept the Proposal, since the shareholders may exercise their right of pre-emptive purchase in proportion to their stake in the Company, they can accept the Proposal in proportion to their equity participation and, as a result of the acceptance of the Proposal, may purchase the Shares for Sale in the same proportions. If only one of the Other Shareholders intends to accept the Proposal, this Other Shareholder shall be entitled and obliged to purchase all the Shares for Sale pursuant to the provisions of this Article.

         If none of the Other Shareholders accept the Proposal, the Selling Shareholder shall be entitled to transfer the Shares for Sale to the Buyer pursuant to the provisions of the Proposal within 60 days from the deadline for the acceptance of the Proposal for the other shareholders. If the Selling Shareholder fails to complete the Planned Transfer by the deadline specified in the sentence above, or the Planned Transfer does not take place according to the provisions of the proposal or is not made to the Buyer, it shall be considered as a new Planned Transfer and the Selling Shareholder shall be obliged to comply with the provisions of this Article 8 with regard to this new Planned Transfer, i.e. he shall obtain the approval of the Board of Directors for this new Planned Transfer pursuant to the provisions of this Article 8 and invite the Other Shareholders to exercise their right of pre-emptive purchase in accordance with the provisions of this Article 8.

         8.3. All the shares of the Company must be overstamped with the following text:

         "Pursuant to Article 8. of the Articles of Association of the Company, the approval of the Board of Directors of the Company shall be required for the transfer of this share and, in the case of the transfer of this share, the shareholders of the Company shall be entitled to a right of pre-emptive purchase. Articles 8. of the Articles of Association of the Company may be observed and an extract may be requested from it at the registered seat of the Company."

         Article 11.1. of the Foundation Memorandum of the Company shall be cancelled and replaced with the following Article 11.1.:

         11.1. The Board of Directors shall comprise five (5) members, and their task shall be to control the Company.

                  Article 11.5 of the Foundation Memorandum of the Company shall be cancelled and replaced with the following Article 11.5..:

         11.5. The mandate of the members of the Board of Directors shall be five(s) years.

                  Article 12 of the Foundation Memorandum of the Company shall be cancelled and replaced with the following Article 12.:

ARTICLE 12. REPRESENTATION OF THE COMPANY

         The company signature shall take place in a manner that the persons authorized to represent the Company shall sign their names under the pre-written, pre-typed or pre-printed name of the Company in accordance with their specimen signature.

         The Company signature may be signed by the following persons:

         a.    the chairman of the Board of Directors alone
         b.    the chief executive officer alone,
         c.    the members of the Board of Directors together

Article 13.1. of the Foundation Memorandum of the Company shall be cancelled and replaced with the following Article 13.1 .:

13. I. The Supervisory Board shall comprise 3 (three) members elected by the Shareholders' Meeting for five (5) years.

         Article 13.9. of the Foundation Memorandum of the Company shall be deleted,

         The following Article 12 shall be inserted into the Foundation Memorandum and, consequently, the numbering of the current Article 1 2 of the Foundation Memorandum shall change to 13, the numbering of
         Article 13 shall change to Article 14, Article 14 shall change to
         Article 15., Article 15 shall change to Article 16., Article 16 shall change to Article 17., Article 7 shall change to Article 18., and
         Article 18 shall change to Article 19.

ARTICLE 12. CHIEF EXECUTIVE OFFICER

         The chief executive officer shall be the company manager with a general right to represent the company pursuant to Article 39. section
         (2) of the Act on Business Organisations and, in accordance with the resolutions of the Board of Directors, he shall be responsible for the control of daily operation of the Company. The Chief Executive Officer shall be elected by the Shareholders' Meeting in a resolution adopted with a simple majority vote for a definite period specified in this resolution and he may be recalled with a resolution adopted with a simple majority vote."

               "NO.2./1998 (20TH NOVEMBER) FOUNDER'S RESOLUTION"

         The Founder hereby approves the Foundation Memorandum in a consolidated structure, including the amendments approved with the above No. 1/1998 (20th November) Founder's Resolution.

                    AMENDMENTS IN THE FOUNDATION MEMORANDUM

                          in a consolidated structure

--------------------------------------------------------------------------------





                              20th November 1998.

                    AMENDMENTS IN THE FOUNDATION MEMORANDUM

with which EuroWeb Internet Szolgaltato Reszvenytarsasag (EuroWeb Internet Provider Corporation), registered by the Court of Registration at company registration number: 0 1-10-043569/hereinafter Company/ puts into a consolidated structure its Foundation Memorandum of 1st August 1997 and amended on 14th August 1998:

ARTICLE 1. FOUNDER OF THE COMPANY

Founder:

EuroWeb International Corporation
445 Park Avenue, New York NY 10022 USA

ARTICLE 2 NAME AND SEAT OF THE COMPANY

2.1.     The company is a company limited by shares and founder privately.

2.2.     Company name:                            EuroWeb Internet Szolgaltato Reszvenytarsasag
         Abbreviated company name:                EuroWeb Rt.
         Company name in English:                 EuroWeb Internet Provider Corporation
         Abbreviated company name in English:     EuroWeb Corporation


2.3. Company seat:         1122 Budapest Varosmajor u. 13.

ARTICLE 3. TERM

The company was established on lst August 1997 for an indefinite period (date of transformation).

ARTICLE 4. SCOPE OF ACTIVITY

4.1.     6420     Telecommunications
         7210     Hardware consultancy

         7220     Software preparation, consultancy
         7230     Data processing
         7240     Databank activity
         7250     Office and computer repair
         7260     Other IT activity
         7310     Natural science, technical research, development
         8042     Adult and other training and education

4.2. In addition to the ones listed in article 3.1. the company may also pursue other activities which are allowed in the effective statutory regulations following their inclusion into this Foundation Memorandum and registration by the Court of Registration if the registration of the new activity is required by law.

ARTICLE 5. EQUITY AND SHARES

5.1. The equity of the Company shall be HUF 66,000,000 (i.e. sixty-six million Forints) comprising financial contribution, and represented by 66,000 (i.e. sixty-six thousand) shares of HUF 1,000 (one thousand Forints) par value each and which, pursuant to the resolution of the Shareholders' Meeting shall be printed in 660 (six hundred) registered shares of HUF 100,000 (One hundred thousand Forints ) denominations. The shares shall be registered ordinary shares which provide equal rights in all respect.

         EuroWeb International Corp. (445 Park Avenue, New York, N.Y. 10022) shall be the owner of 660 shares of consolidated denomination of HUF 100,000, paid in cash.

5.2.     One series may not contain shares of different face values.

ARTICLE 6. SHARE REGISTER

         6.1. The Board of Directors shall keep a Share Register at the seat of the Company to record the shareholders. The Share Register must contain the name (company) and address (seat) of each shareholder and the number of shares held by them. In addition, the amount paid for the individual shares, the transfer of shares and all data which are required by the Board of Directors and/or statutory regulations must also be recorded. The Company shall only acknowledge persons included in the Share Register as shareholders.

         6.2. All records made in the Share Register shall be verified by the joint signature of two persons authorized for that.

         6.3. The Board of Directors shall be entitled to decide on the generation of shares of consolidated denomination.

ARTICLE 7. RESPONSIBILITIES OF SHAREHOLDERS

The responsibility of shareholders shall extend to the supply of the face value or value of issue of shares and the shareholder shall not otherwise be responsible for the liabilities of the Company.

ARTICLE 8, TRANSFER OF SHARES, RESTRICTIONS ON TRANSFER

8.1 If the Company has more than one shareholders, the approval of the Company shall be required for the transfer of shares. The Board of Directors shall decide on the Company approval. The Board of Directors may only refuse approval due to important reasons. The following shall be considered as important reasons: (i) the shares would be transferred to a competitor of the Company or to a competitor of one of the shareholders of the Company

         (ii) the transfer of shares would take place within eighteen (18) months from the approval of the Founder's Resolution inserting this Article 8.,

         (iii) the shares would be transferred to a buyer who did not accept, in a written declaration, the Syndicate Agreement effective among the shareholders of the

         Company as binding, or the original document containing such a statement was not made available for the Board of Directors.

8.2. If the Company has more than one shareholders, in the case of any transfer of shares the other shareholders shall be entitled to the right of pre-emptive purchase in accordance with the following provisions:

         If one shareholder (hereinafter: "Selling Shareholder") intends to transfer one or more shares (hereinafter: "Shares for Sale"), he shall request a written proposal (hereinafter: "Proposal") from the potential buyer (hereinafter: "Buyer") for the purchase of Shares for Sale in cash (hereinafter: "Planned transfer"). Before the acceptance of the Proposal, the Selling Shareholder shall request the approval of the Board of Directors for the Planned Transfer pursuant to Article
         8.1. of the Foundation Memorandum. Upon the request of the Board of Directors the Selling Shareholder shall submit all the documents to the Board of Directors which is considered necessary for the approval by the Board of Directors. If the Board of Directors refuses to approve the Planned Transfer the Selling Shareholder may not complete the Planned Transfer and the Buyer may not be recorded in the Share Register of the Company.

         If the Board of Directors refuses to approve the Planned Transfer, the Selling Shareholder may not complete the Planned Transfer and the Buyer may not be recorded in the Share Register of the Company.

         If the Board of Directors has given its approval for the Planned Transfer, the Selling Shareholder shall send the Proposal to the other shareholders ("Other Shareholders") who are entitled to accept the proposal and replace the Buyer with regard to the Proposal. The Other Shareholders shall have 30 days to decide whether they accept the Proposal or not. The Proposal shall be accepted in a notice sent to the Selling Shareholder. In this notice a deadline (hereinafter:
         "Closing") shall be specified for the completion of the transaction which may not be less than 30 days from the date of the notice but may not exceed 45 days from the date of the notice, either. The location of the Closing shall be the seat of the Company. At Closing the Selling Shareholder shall be obliged to present the Shares for Sale with blank endorsement to the Other

         Shareholders accepting the Proposal together with a declaration in which the Selling Shareholder declares that the Shares for Sale are exempt from litigation, encumbrances or claims and the Other Shareholders accepting the Proposal shall pay the purchase price specified in the Proposal for the Shares for sale to the Selling Shareholder at the time of Closing. If more than one of the Other Shareholders intend to accept the Proposal, since the shareholders may exercise their right of pre-emptive purchase in proportion to their stake in the Company, they can accept the Proposal in proportion to their equity participation and, as a result of the acceptance of the Proposal, may purchase the Shares for Sale in the same proportions. If only one of the Other Shareholders intends to accept the Proposal, this Other Shareholder shall be entitled and obliged to purchase all the Shares for Sale pursuant to the provisions of this Article.

         If none (of the Other Shareholders accept the Proposal, the Selling Shareholder shall be entitled to transfer the Shares for Sale to the Buyer pursuant to the provisions of the Proposal within 60 days from the deadline for the acceptance of the Proposal for the other shareholders. If the Selling Shareholder fails to complete the Planned Transfer by the deadline specified in the sentence above, or the Planned Transfer does not take place according to the provisions of the Proposal or is not made to the Buyer, it shall be considered as a new Planned Transfer and the Selling Shareholder shall be obliged to comply with the provisions of this Article 8 with regard to this new Planned Transfer, i.e he shall obtain the approval of the Board of Directors for this new Planned Transfer pursuant to the provisions of this Article 8 and invite the Other Shareholders to exercise their right of pre-emptive purchase in accordance with the provisions of this Article 8.

8.3. All the shares of the Company must be overstamped with the following text:

         "Pursuant to Article 8. of the Articles of Association of the Company, the approval of the Board of Directors of the Company shall be required for the transfer of this share and, in the case of the transfer of this share, the shareholders of the Company shall be entitled 10 a right of pre-emptive purchase. Articles 8. of the Articles of Association of the Company may be observed and an extract may be requested from it at the registered seat of the Company."

ARTICLE 9. INCREASE OF EQUITY

9.1. The equity capital may be increased on the basis of a resolution adopted by the Founder The Founder shall decide in the conditions of the capital increase, the related rights and preferences.

9.2. In its resolution on the capital increase, the Founder may indicate the persons who shall be exclusively entitled to subscribe for the new shares.

9.3. The Board of Directors shall have the right to increase the equity capital of the company by 25% of the equity capital once a year through the issue of new shares or conversion of retained earnings into equity.

9.4. The Company may convert its retained earnings or part of it into equity through an equity increase involving the issue of new shares or overstamping of shares.

ARTICLE 10. ORGANISATLON AND CONTROL OF THE COMPANY

         The Founder shall decide on company matters with a founder's resolution.

         Regarding issues referred to the exclusive competence of the Shareholders' Meeting by Article 233 of the Act on Business Organisations, the Founder shall be entitled to decide in writing, and shall inform the leading officials on his resolution in writing.

ARTICLE 11. BOARD OF DIRECTORS

11.1. The Board of Directors shall comprise five (5) members, and their task shall be to control the Company.

11.2 The Board of Directors shall elect a chairman from its members for five (5) business years.

11.3. The Board of Directors shall set the dates of its meetings itself The chairman may convene Board of Directors meetings at any time. The Board of Directors shall hold at least two meetings every year.

11.4. The detailed organisational and operational regulations of the Board of Directors shall be included in the Operational Procedures adopted by the Board of Directors.

11.5. The mandate of the Board of Directors shall be for five (5) years.

ARTICLE 12. CHIEF EXECUTIVE OFFICER

         The chief executive officer shall be the company manager with a general right to represent the company pursuant to Article 39. section
         (2) of the Act on Business Organisations and, in accordance with the resolutions of the Board of Directors, he shall be responsible for the control of daily operation of the Company. The Chief Executive Officer shall be elected by the Founder in a resolution for a definite period specified in this resolution and he may be recalled with a resolution.

ARTICLE 13. REPRESENTATION OF THE COMPANY

The company signature shall take place in a manner that the persons authorized to represent the Company shall sign their names under the pre-written, pre-typed or pre-printed name of the Company in accordance with their specimen signature.

         The Company signature may be signed by the following persons:
                a.    the chairman of the Board of Directors alone
                b.    the chief executive officer alone.
                c.    three members of the Board of Directors together

ARTICLE 14. SUPERVISORY BOARD

14. 1. The Supervisory Board shall comprise 3 (three) members elected by the Shareholders' Meeting for five (5) years.

14.2. The Supervisory Board shall elect a chairman from its members. The mandate of the chairman shall be for three (3) business years and may be extended.

14.3. The meetings of the Supervisory Board shall be convened by the chairman upon his initiative or upon the request of the Board of Directors or two members of the Supervisory Board at least once a year.

14.4 The Supervisory Board shall check the books or the Company. In order to perform these tasks, it may request information from the Board of Directors and leading officials of the Company. The Supervisory Board may also inspect the books and records of the company itself or through appointed experts.

14.5. The Supervisory Board shall be obliged to inspect the annual financial statements and express its views on them to the Founder.

14.6. With regard to the annual financial statements the Supervisory Board shall take a view for the distribution of the net profits and setting aside reserves by the Board of Directors as well as the proposals concerning the settlement of potential losses.

14.7. The Supervisory Board shall complete all the tasks which are referred to its competence by the statutory regulations.

14.8. The Supervisory Board shall establish its operating procedures which shall be approved by the Founder.

ARTICLE 15. AUDITOR

15.1. The Founder shall elect one or more auditors. Shareholders of the Company, members of the Board of Directors or the Supervisory Board or employees of the Company may not be the auditor.

15.2. The auditors shall inspect the balance sheet and profit and loss account and shall submit reports on them to the Founder. The auditors shall complete their tasks specified by law.

15.3. The Board of Directors and the Supervisory Board may request the auditors to conduct special audits and submit reports on them.

15.4. The mandate of auditors shall last from their appointment to the approval of the following annual accounts.

15.5. Auditor of the Company: BDO Kontroll Audit and Audit Consultancy Kft. (1056 Budapest, Belgrad rkpt. 13-15.) (registration number:
         KE-399/97/I)

         Appointed auditor: Tunde Ivan, Mrs. Fejes (reg. no. KI-2885/95/IX.)

ARTICLE 16. BUSINESS YEAR

The business year of the Company shall be identical with the calendar years.

ARTICLE 17. BOOKS AND RECORDS

17.1 The Company shall keep its books and records in the Hungarian and English languages.

17.2. The books and all other data and documents of the Company shall be kept at the Company seat or other places in Hungary considered practical by the Board of Directors and they can be inspected at nay time by the members of the Board of Directors and the Supervisory Board.

ARTICLE 18. CHAPTER TITLES

The chapter titles used in this Foundation Memorandum shall be used only as a reference basis and shall not affect the interpretation of the Foundation Memorandum.

ARTICLE 19. OTHER PROVISIONS

This Foundation Memorandum and its appendices have been drawn in the English and Hungarian languages. In the case of disputes the Hungarian version shall be indicative.

The Founder hereby authorises Dr. Gyorgy Udvardi (Udvardi es Kozma Solicitors' Office 1037 Budapest Kekfesto u. 26.) and Dr. Richard Eordogh (1141 Budapest Szuglo u. 190. I.4) solicitors to sign this Memorandum and represent the Company at the Court of Registration under the terms and conditions included in the Act on Solicitors.

Dated in Budapest 20th November 1998.

Signature: /s/CSABA TORO
-------------------------------------
Name: Csaba Toro vice chairman
on behalf of EuroWeb International Corp.

Prepared and countersigned by:

--------------------------------------------------------------------------------


               "NO. 3./1998 (20TH NOVEMBER) FOUNDER'S RESOLUTION"

The Founder hereby releases Aniko Kardos and Laszlo Josa from membership in the Board of Directors and appoints the following persons as members of the Board of Directors for a period of five (5) years:

         -      Jac Bergmans (1125 Budapest, Galgoczi u. 23/B mother's name:
                Heintje Elisabeth Visser, passport number: N63082067)

         -      Ferenc Partos (1023 Budapest, Kolozsvai u. 9. mother's name:
                Livia Majtenyi, passport number: 110552869)

         - Frank R. Cohen (61W 62 Street Apt. 19H New York. NY 10023, USA passport number: 063u155167)

         - Robert Genova (10 Walnut Hill Drive, Chester, NJ 07930, USA, passport number: 063- 155921) and shall release from membership in the Board of Directors and re-elect as a member of the Board of Directors for a period of five (5) years:

         - Csaba Toro (born: Bardudvarnok, 19th February 1966, mother's name: Margit Buzsaki, personal identity card no.: AB-Il. 017979)

               "NO.4./1998 (20TH NOVEMBER) FOUNDER'S RESOLUTION"

The Founder hereby releases Frank R. Cohen and Donald K Roberton and Dr. Timea Toronyi from membership in the Supervisory Board appoints the following persons as members of the Supervisory Board for a period of five (5) years:

         -      Ferenc Banhidi (1041 Budapest, Gorgey u. 45. mother's name:
                Maria Botond, personal identity card no.: AU-VII. 216612)

         -      Dr. Dalma Gulyas (1164 Budapest, 0llo u. 22. mother's name:
                Maria Rozsnyoi, personal identity card no.: AU-VII 417448) and shall release from membership in the Supervisory Board and re-elect as a member of the Supervisory Board for a period of five (5) years:

         -      Richard G. Maresca

               "No. 5./1998 (20th November) Founder's Resolution"

The Founder hereby appoints Csaba Toro (born: Bardudvarnok, 19th February 1966, mother's name: Margit Buzsaki, personal identity card no.: AB-Il. 017979) as the chief executive officer of the company for a period of five years."

Budapest 20th November 1998.

                                               /s/CSABA TORO
                                              ---------------------------------
                                               Name: Csaba Toro
                                               vice chairman
                                               on behalf of the Founder